SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

LAKELAND BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

LAKELAND BANCORP. INC.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

973-697-2000

December     , 2008

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Lakeland Bancorp, Inc. to be held on Tuesday, January 27, 2009, beginning at 5:00 p.m at Perona Farms, 350 Andover Sparta Road, Andover, New Jersey 07821. The attached notice of meeting and proxy statement describe the formal business to be transacted at the special meeting. At the special meeting, shareholders will consider a proposed amendment to Lakeland Bancorp’s Restated Certificate of Incorporation which, if adopted, will authorize Lakeland Bancorp to issue up to 1,000,000 shares of preferred stock.

The Capital Purchase Program implemented under the Emergency Economic Stabilization Act of 2008 contemplates that the United States Department of Treasury will infuse a substantial amount of equity capital into the United States banking system by purchasing preferred stock from qualified financial institutions. Your Board has concluded that it would be in the best interests of Lakeland Bancorp to participate in the Capital Purchase Program. However, at present, Lakeland Bancorp may be unable to participate in the Capital Purchase Program because our certificate of incorporation does not authorize the issuance of preferred stock. If the proposed amendment is approved, Lakeland Bancorp would be authorized to issue preferred stock and thus could be eligible to participate in the Capital Purchase Program. If our shareholders approve this amendment and we participate in the Capital Purchase Program, we intend that the capital raised through the Treasury’s investment would be used primarily for our commercial and consumer lending businesses. By letter dated December 15, 2008, the United States Treasury informed the Company that on December 11, 2008, it preliminarily approved the Company’s application to participate in the Capital Purchase Program in the amount of $59 million.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote your proxy via the Internet, by telephone or by mail in order to ensure a quorum for the meeting.

Your continued interest and support of the Company are sincerely appreciated.

Sincerely,

John W. Fredericks	Thomas J. Shara
Chairman of the Board	President and Chief Executive Officer

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

LAKELAND BANCORP, INC.

NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD AT 5:00 P.M. ON JANUARY 27, 2009

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Lakeland Bancorp, Inc. (the “Company”) will be held at Perona Farms, 350 Andover Sparta Road, Andover, New Jersey 07821, on Tuesday, January 27, 2009, beginning at 5:00 p.m., for the following purposes:

1. To approve an amendment to the Company’s Restated Certificate of Incorporation to authorize the Company to issue up to 1,000,000 shares of preferred stock having such designations, powers, preferences, rights, qualifications and limitations as the Company’s Board of Directors may from time to time determine.

2. To transact such other business as may properly come before the special meeting and at any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the special meeting.

If you were a shareholder of record of the Company as of the close of business on December 26, 2008, you are entitled to receive this notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, we urge you to vote and submit your proxy via the Internet, by telephone or by mail in order to ensure the presence of a quorum at the meeting.

By Order of the Board of Directors

George H. Guptill, Jr.
Secretary

Oak Ridge, New Jersey

December     , 2008

PROXY STATEMENT

OF

LAKELAND BANCORP, INC.

250 Oak Ridge Road

Oak Ridge, NJ 07438

(973) 697-2000

SPECIAL MEETING OF SHAREHOLDERS

To be held on January 27, 2009

Why is the Company holding a special meeting?

On October 14, 2008, the United States government announced a series of initiatives intended to strengthen market stability, improve the strength of financial institutions and enhance market liquidity. According to federal banking regulators, these programs are intended to provide fresh capital and liquidity to, among other things, foster new lending. As part of this overall initiative, the United States Department of the Treasury (the “Treasury”) announced a voluntary Capital Purchase Program to encourage U.S. financial institutions to build capital in order to increase the flow of financing to U.S. businesses and consumers and support the U.S. economy. Under the Capital Purchase Program, an eligible financial institution (such as Lakeland Bancorp, Inc. (“Lakeland” or the “Company”)) that applies to participate in the Capital Purchase Program and is selected to participate will be able to sell preferred stock to the Treasury on attractive financial terms in amounts equal to from one percent to three percent of the institution’s risk-weighted assets.

The Treasury has indicated that the preferred stock issued pursuant to the Program will constitute Tier 1 capital for the eligible institution. Although Lakeland is presently well-capitalized, management is considering taking advantage of the capital opportunity offered through the Capital Purchase Program as it believes that the Company may be at a competitive disadvantage if it does not participate. The Company’s primary anticipated use of the capital raised from the Capital Purchase Program will be for its commercial and consumer lending businesses.

By letter dated December 15, 2008, the Treasury informed the Company that on December 11, 2008, it preliminarily approved the Company’s application to participate in the Capital Purchase Program. Because Lakeland presently does not have preferred stock authorized in its Restated Certificate of Incorporation, however, it is necessary for Lakeland to amend its Restated Certificate of Incorporation to authorize the issuance of preferred stock. Such an amendment requires shareholder approval. See “PROPOSED AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF UP TO 1,000,000 SHARES OF PREFERRED STOCK.”

When and where is the special meeting?

The special meeting of the Company will be held at Perona Farms, 350 Andover Sparta Road, Andover, New Jersey 07821, on Tuesday, January 27, 2009 at 5:00 p.m.

Why am I receiving these materials?

The Company’s shareholders are invited to attend the special meeting and are requested to vote on the proposal described in this proxy statement.

What items will be voted on at the meeting?

This proxy statement, which was first mailed to shareholders on or about December     , 2008, is furnished in connection with the solicitation of proxies by the Company’s Board of Directors to be voted at the special meeting. The purpose of this proxy statement is to solicit the votes of the Company’s shareholders with respect to the following matters:

1.	To approve an amendment to the Company’s Restated Certificate of Incorporation to authorize the Company to issue up to 1,000,000 shares of preferred stock having such designations, powers, preferences, rights, qualifications and limitations as the Company’s Board of Directors may from time to time determine.

2.	To transact such other business as may properly come before the meeting. The Board of Directors is not aware of any other business to come before the special meeting.

The Company’s Board of Directors has unanimously voted in favor of the amendment to our Restated Certificate of Incorporation and recommends that you approve the amendment. The Board of Directors is considering the sale of preferred stock and warrants to purchase common stock to the Treasury pursuant to the terms of the Emergency Economic Stabilization Act of 2008 and the Capital Purchase Program established thereunder. In order to participate in the Capital Purchase Program, Lakeland must have preferred stock authorized for issuance. Lakeland’s existing Restated Certificate of Incorporation only authorizes the issuance of common stock. Accordingly, it is necessary to amend Lakeland’s Restated Certificate of Incorporation to authorize the issuance of preferred stock, and that is what shareholders are being asked to approve at the special meeting.

Who may vote?

If you were a shareholder of the Company as of the close of business on December 26, 2008 (the “Record Date”), you are entitled to vote at the special meeting and at any adjournments or postponements thereof. As of the Record Date, there were [        ] shares of the Company’s common stock outstanding held by approximately [        ] holders of record.

How do I vote?

You may vote via the Internet at www.proxyvote.com, by mail or by telephone by calling toll-free 1-800-PROXIES. Please see the instructions on the proxy or vote instruction card. To vote by mail, please complete, sign and date the proxy card and return it to us at your earliest convenience.

If you are a shareholder of record, you may vote in person at the special meeting. Even if you plan to attend the special meeting, please complete, date, and sign the accompanying proxy and return it promptly to us by mail, or vote via the Internet or by telephone.

How is my proxy voted?

If you submit a properly executed proxy with no instructions, the named proxy holders will vote your shares in favor of the amendment to the Company’s Restated Certificate of Incorporation to authorize the Company to issue up to 1,000,000 shares of preferred stock. In addition, the named proxy holders will vote in their discretion on such other matters that may be considered at the special meeting. The Board of Directors is not aware of any other matters to be considered at the special meeting.

How do I change or revoke a proxy?

After voting, you may change your vote one or more times, or you may revoke your proxy at any time before the vote is taken at the special meeting. You may revoke your proxy by submitting a proxy bearing a later date or by notifying the Secretary of the Company (in writing, by mail) of your wish to revoke your proxy. You may also change your proxy or vote by voting again via the Internet or by telephone as described above. If you wish to revoke your proxy by mail, your revocation must be received by the Secretary of the Company no later than 5:00 p.m. on January 26, 2009, the last business day before the special meeting. You may also revoke your proxy by oral request if you are present at the special meeting.

You may still attend the special meeting even if you have submitted a proxy. You should be aware that simply attending the special meeting will not, in and of itself, revoke a proxy.

How do we determine a quorum?

We must have a quorum to conduct any business at the special meeting. Shareholders holding at least a majority of the outstanding shares of common stock must either attend the special meeting or submit proxies to have a quorum. If you come to the special meeting or submit a proxy but you abstain from voting on a given matter, we will still count your shares as present for determining a quorum, but not count your shares as voting for or against the given matter.

How do we count votes?

The named proxy holders will vote your shares as you instruct on your proxy. For purposes of determining the votes cast with respect to any matter presented for consideration at the special meeting, only those votes cast “for” or “against” will be counted. Abstentions and broker non-votes will be counted only for the purpose of determining whether a quorum is present at the special meeting. Each share is entitled to one vote. A broker non-vote occurs when a broker or other nominee holder, such as a bank, submits a proxy representing shares that another person actually owns, and that person has not given voting instructions to the broker or other nominee. A broker may only vote those shares if the beneficial owner gives the broker voting instructions.

What is the voting requirement to approve the proposal?

Assuming the existence of a quorum, the proposal to approve the proposed amendment to the Company’s Restated Certificate of Incorporation to authorize the Company to issue up to 1,000,000 shares of preferred stock will require the affirmative vote of a majority of the votes cast at the special meeting by shareholders represented and entitled to vote at the meeting. If the proposal is adopted, it will become effective upon the filing of the amendment with the State of New Jersey, which the Company intends to effect promptly after completion of the special meeting.

How many shares are held by directors and officers?

As of the Record Date, directors and executive officers of the Company beneficially owned [        ] shares of common stock (excluding stock options). These shares constitute approximately [    ]% of the total shares outstanding and entitled to be voted at the special meeting. We expect all directors and executive officers to vote in favor of the amendment to the Company’s Certificate of Incorporation.

Who is paying the cost of this proxy solicitation?

The Company will bear the cost of soliciting proxies from its shareholders. In addition to using the mail, proxies may be solicited by personal interview, telephone and electronic communication. Directors, officers and other employees of the Company and its bank subsidiary, Lakeland Bank, acting on the Company’s behalf, may solicit proxies personally. The Company requests that banks, brokerage houses, other institutions, nominees, and fiduciaries forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. The Company will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding the proxy materials to and obtaining proxies from their principals.

In addition, we have engaged The Altman Group, a proxy solicitor, to assist us in soliciting proxies to ensure maximum shareholder participation for approval of the amendment to the Company’s Restated Certificate of Incorporation. The Altman Group will receive a fee of approximately $6,000 plus reasonable out-of-pocket expenses for this work.

IMPORTANT NOTICES

Neither our common stock nor our proposed preferred stock are or will be a deposit or bank account, and are not and will not be insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered.

The words “Lakeland,” the “Company,” “we,” “our,” and “us,” as used in this proxy statement, refer to Lakeland Bancorp, Inc. and its wholly-owned subsidiary, Lakeland Bank, collectively, unless the context indicates otherwise.

Important notice regarding the availability of proxy materials for the special meeting of shareholders to be held on January 27, 2009:

This proxy statement is available at www.lakelandbank.com.

STATEMENTS REGARDING FORWARD LOOKING INFORMATION

The information disclosed in this proxy statement includes various forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipates,” “projects,” “intends,” “estimates,” “expects,” “believes,” “plans,” “may,” “will,” “should,” “could,” and other similar expressions are intended to identify such forward-looking statements. The Company cautions that these forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from such forward-looking statements.

In addition to the factors disclosed by the Company elsewhere in this document, the following factors, among others, could cause the Company’s actual results to differ materially and adversely from such forward-looking statements: pricing pressures on loan and deposit products; competition; changes in economic conditions nationally, regionally and in the Company’s markets; the extent and timing of actions of the Federal Reserve Board; changes in levels of market interest rates; clients’ acceptance of the Company’s products and services; credit risks of lending activities; changes in the conditions of the capital markets in general and in the capital markets for financial institutions in particular; and the extent and timing of legislative and regulatory actions and reforms.

The above-listed risk factors are not necessarily exhaustive, particularly as to possible future events, and new risk factors may emerge from time to time. Certain events may occur that could cause the Company’s actual results to be materially different than those described in the Company’s periodic filings with the Securities and Exchange Commission. Any statements made by the Company that are not historical facts should be considered to be forward-looking statements. The Company is not obligated to update and does not undertake to update any of its forward-looking statements made herein.

PROPOSED AMENDMENT TO THE COMPANY’S RESTATED

CERTIFICATE OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF UP TO

1,000,000 SHARES OF PREFERRED STOCK

General

We are asking you to approve a proposal to amend the Company’s Restated Certificate of Incorporation to authorize the Company to issue up to 1,000,000 shares of preferred stock having such designations, powers, preferences, rights, qualifications and limitations as the Company’s Board of Directors may from time to time determine. The Board of Directors unanimously has approved the proposed amendment, and believes such action to be in the best interests of the Company and its shareholders for the reasons set forth below. The purpose of the amendment to the Restated Certificate of Incorporation is to enable shares of preferred stock to be issued in connection with capital raising transactions, future acquisitions, joint ventures, strategic alliances, or for other corporate purposes as approved by the Board. One such capital raising transaction, and the only capital raising transaction which the Board is presently considering, involves the issuance of preferred stock pursuant to the Treasury’s Capital Purchase Program. The Board is considering issuing a series of preferred stock and warrants to purchase common stock to the Treasury pursuant to the terms of the Capital Purchase Program. The Company’s primary anticipated use of the capital raised from the Capital Purchase Program will be for its commercial and consumer lending businesses.

By letter dated December 15, 2008, the Treasury informed the Company that on December 11, 2008, it preliminarily approved the Company’s application to participate in the Capital Purchase Program in the amount of $59 million. The Treasury’s approval letter states that we must close the transaction within 30 days of the preliminary approval date. However, because the Company must hold a special meeting of shareholders to amend its Restated Certificate of Incorporation to authorize the issuance of preferred stock, it will take us longer than 30 days to close. Although the Company believes the Treasury will allow us additional time to close, there can be no assurance that it will do so.

If the proposed amendment is approved by the Company’s shareholders and the Company’s Restated Certificate of Incorporation is amended to reflect the amendment, the Board of Directors will have the authority to issue up to 1,000,000 shares of preferred stock from time to time without further authorization from the Company’s shareholders, except as described below. Regardless of whether the Company participates in the Capital Purchase Program, such authorization will extend beyond the number of shares of preferred stock that may be sold pursuant to the Capital Purchase Program.

The complete text of the proposed amendment to the Company’s Restated Certificate of Incorporation for the authorization of preferred stock is set forth in Appendix A to this proxy statement.

Description of the Preferred Stock

Subject to the limitations described below, the preferred stock authorized pursuant to the proposed amendment would have such voting rights, designations, preferences, and relative, participating, optional and conversion or other special rights, and such qualifications, limitations or restrictions, as the Board of Directors may designate for each series of preferred stock issued from time to time. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series is so decreased, the shares constituting such decrease will resume the status of authorized but unissued shares.

The preferred stock would be available for issuance without further action by the shareholders, except as may be required by applicable laws or rules. For example, under the rules and policies of the NASDAQ Stock Market, shareholder approval is required for any potential issuance of 20% or more of our outstanding shares of common stock (including upon conversion of convertible preferred stock) in connection with acquisitions or discounted private placements.

If the amendment to the Restated Certificate of Incorporation is approved, the Board of Directors will be able to issue preferred stock for capital raising transactions, future acquisitions, joint ventures, or strategic alliances, as and when opportunities arise.

Purposes of the Preferred Stock

The Board of Directors believes that the creation of a class of preferred stock is advisable and in the best interests of the Company and its shareholders for several reasons. The authorization of preferred stock will supplement the Company’s authorized common stock by creating an undesignated class of preferred stock. This will enable the Company to participate in the Capital Purchase Program and increase the Company’s flexibility in structuring capital raising transactions, future acquisitions, joint ventures, and strategic alliances. Preferred stock may also be useful in connection with stock dividends, equity compensation plans or other proper corporate actions. Having the authority to issue preferred stock will enable the Company to develop equity securities with terms tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of shareholders to authorize such additional capital stock. The Board of Directors believes that such enhanced ability to respond to opportunities and to favorable capital market conditions before the opportunity or conditions pass is in the best interests of our Company and its shareholders.

Terms of the Capital Purchase Program

The Capital Purchase Program was announced by the Treasury on October 14, 2008 as part of the Troubled Asset Relief Program, referred to as “TARP”. Pursuant to the Capital Purchase Program, the Treasury will purchase up to $250 billion of senior preferred shares on standardized terms from qualifying financial institutions. The purpose of the Capital Purchase Program is to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. Under the Capital

Purchase Program, an eligible financial institution may apply to the United States government to issue senior preferred shares to the Treasury in aggregate amounts between 1% and 3% of the institution’s risk-weighted assets. In the case of the Company, this would permit the Company to apply for an investment by the Treasury of between approximately $19 million and $59 million.

By letter dated December 15, 2008, the Treasury informed the Company that on December 11, 2008, it preliminarily approved the Company’s application to participate in the Capital Purchase Program in the amount of $59 million. If the Company’s shareholders approve the proposal to amend the Company’s Restated Certificate of Incorporation to authorize the issuance of preferred stock, the Restated Certificate of Incorporation is so amended and all other conditions to closing are satisfied, at the closing, the Treasury would purchase from the Company cumulative perpetual preferred shares, with a liquidation preference of $1,000 per share (the “Senior Preferred Shares”). The Senior Preferred Shares would constitute Tier 1 capital and would rank senior to the Company’s common shares.

The following description of the Senior Preferred Shares is based on a term sheet published by the Treasury shortly after it announced the existence of the Capital Purchase Program. It is possible that the final documentation pursuant to which preferred stock and common stock purchase warrants will be purchased from the Treasury will contain additional substantive terms beyond those described below.

Dividends	We will be required to pay cumulative dividends at a rate of 5% per annum for the first five years after the date of issuance. The dividend rate will reset to a rate of 9% per annum if the Senior Preferred Shares remain outstanding more than five years after the date of issuance. Dividends will be payable quarterly in arrears.

Voting	The Senior Preferred Shares will be non-voting shares, but will have the right to veto (i) any authorization or issuance of shares ranking senior to the Senior Preferred Shares; (ii) any amendment to the rights of the Senior Preferred Shares; or (iii) any merger, exchange or similar transaction which would materially adversely affect the rights of the Senior Preferred Shares.

Right to Elect Directors	Initially, the holders of the Senior Preferred Shares will not have the right to participate in the election of directors. However, in the event that the cumulative dividends described above are not paid in full for six quarterly dividend periods, whether or not consecutive, the holders of the Senior Preferred Shares will have the right to elect two directors, which right shall expire once all accrued and unpaid dividends (including the current dividend) on the Senior Preferred Shares have been paid.

Redemption	We will have the right to redeem the Senior Preferred Shares commencing on the first dividend payment date occurring at least three years after the date of issuance. The redemption price will equal their issue price, plus accrued and unpaid dividends.

In addition, prior to such dividend payment date, we may redeem the Senior Preferred Shares using the proceeds of an offering of other Tier 1 qualifying perpetual preferred shares and/or common shares which yields at least 25% of the issue price of the Senior Preferred Shares. Any such redemption must be approved by our primary federal bank regulator.

Transferability	The Treasury will be permitted to transfer the Senior Preferred Shares to a third party at any time.

Warrants	We will be required to issue to the Treasury warrants (the “Warrants”) to purchase a number of shares of common stock having a market price equal to 15% of the aggregate amount of the Senior Preferred Shares purchased by the Treasury. The initial exercise price for the Warrants, and the market price for determining the number of shares of common stock subject to the Warrants, will be $9.32, which is the average of the closing prices of our common stock for the 20 trading days ending on the last trading day prior to the date the Treasury preliminarily approved the Company’s application. The Warrants will have a term of 10 years.

Registration Rights	We will be required to register, under the Securities Act of 1933, the Senior Preferred Shares, the Warrants and the shares of common stock issuable upon exercise of the Warrants.

Restrictions

While the Senior Preferred Shares are outstanding:

Dividends on common shares may continue to be paid at the current rate, provided that all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Shares are fully paid.

We will not be able to repurchase or redeem any shares of common stock or preferred shares other than the Senior Preferred Shares, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Shares are fully paid.

In general, unless the Senior Preferred Shares have been transferred or redeemed in whole, until the third anniversary of the issuance to the Treasury, we will be required to obtain the Treasury’s prior approval in order to (a) increase the dividend on our common stock or (b) repurchase any capital stock other than repurchases of the Senior Preferred Shares and repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business and consistent with past practice.

In addition, in order to participate in the Capital Purchase Program, Lakeland will be required to adopt the Treasury’s standards for executive compensation and corporate governance, for the period during which the Treasury holds equity issued under the Capital Purchase Program.

These standards generally apply to the Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers and include the following:

(1) ensuring that incentive compensation for senior executive officers does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

(2) requiring a provision for the recovery of any bonus or incentive compensation paid to a senior executive officer based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

(3) prohibiting certain severance payments to a senior executive officer, generally referred to as “golden parachute” payments, above specified limits set forth in the U.S. Internal Revenue Code; and

(4) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive officer.

To ensure compliance with the executive compensation standards imposed under the Capital Purchase Program, the Company expects to enter into agreements with each of its senior executive officers who are subject to such standards and limitations, and to amend or terminate any benefit plans, arrangements and agreements, in each case to the extent necessary to be in compliance with such standards. The Company expects that each of its senior executive officers will execute such agreements in the event that Lakeland participates in the Capital Purchase Program.

The foregoing description of the Capital Purchase Program is based on the information currently available regarding the Capital Purchase Program and does not purport to be complete in all respects.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial data set forth below have been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data give effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data:

•	The issuance of $59 million of Senior Preferred Shares to the Treasury under the Capital Purchase Program; and

•

The issuance of Warrants to purchase 949,570 shares of the Company’s common stock assuming a purchase price of $9.32 per share, which is the average of the closing prices of our common stock for the 20 trading days ending on the last trading day prior to the date the Treasury preliminarily approved the Company’s application.

We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors including the strike price of the Warrants, any subsequent changes in the Company’s common stock price, and the discount rate used to determine the fair value of the Senior Preferred Shares.

The information should be read in conjunction with our audited financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

The following unaudited pro forma consolidated financial data are not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or the issuance of the Warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and are not necessarily indicative of our financial position or results of operations that will be achieved in the future.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend our certificate of incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this proxy statement and those described in the Annual Report on Form 10-K for the year ended December 31, 2007.

Lakeland Bancorp, Inc.

Pro Forma Condensed Balance Sheet Data and Capital Ratios

(unaudited)

September 30, 2008	Historical	Pro Forma Adjustments	As Adjusted
(dollars in thousands)
Cash and due from banks	$43,443	$—	$43,443
Federal funds sold and interest-bearing deposits due from banks	15,297		15,297
Investment securities (1)	340,744	59,000	399,744
Loans, net	1,995,556		1,995,556
Goodwill and other intangible assets	90,078		90,078
Other assets	95,610		95,610

TOTAL ASSETS	$2,580,728	$59,000	$2,639,728

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	$1,951,541		$1,951,541
Federal funds purchased and securities sold under
agreements to repurchase	53,049		53,049
Long-term debt	266,003		266,003
Other liabilities	13,146		13,146
Trust Preferred stock	77,322		77,322

TOTAL LIABILITIES	2,361,061	—	2,361,061

STOCKHOLDERS’ EQUITY
Common stock	257,270		257,270
Preferred stock (1) (2)		59,000	59,000
Warrants (2)		2,371	2,371
Discount on preferred stock (2)		(2,371)	(2,371)
Undivided Profits	(17,771)		(17,771)
Treasury Stock	(15,282)		(15,282)
Accumulated other comprehensive loss	(4,550)		(4,550)

TOTAL STOCKHOLDERS’ EQUITY	219,667	59,000	278,667

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,580,728	$59,000	$2,639,728

Capital Ratios (3)
Total risk-based capital to risk weighted assets	11.49%		14.35%
Tier 1 Capital Ratio	10.43%		13.32%
Leverage ratio	8.38%		10.51%

(1)	Pro forma amounts are based on the sale of 59,000 Senior Preferred Shares at a price of $1,000 per share and the investment of proceeds in securities at an assumed annual rate of 4%.

Management expects the actual impact to net interest income to be different, because management expects to utilize a portion of the proceeds to fund loan growth. However, this impact cannot be estimated at this time because of the uncertainty of the timing and the pricing of such loans.

(2)	The proceeds from the sale of the Senior Preferred Shares would be allocated between the Senior Preferred Shares and Warrants based on their relative fair value on the issue date. The fair value of the Warrants would be determined using the Black-Scholes model which includes the following assumptions: common stock of $9.32 per share, dividend yield of 4%, stock price volatility of 42.48%, and a risk free interest rate of 1.55%. The discount of the Senior Preferred Shares would be based on the value that is allocated to the Warrants upon issuance, and would be accreted back to the value of the Senior Preferred Shares over a five-year period (the expected life of the shares upon issuance) on an effective yield basis (approximately 6%).
(3)	Pro forma capital ratios have been calculated assuming that proceeds of the Senior Preferred Shares are invested in investment securities with a 20% risk weight. Under current regulatory capital guidelines, to be classified as well capitalized our capital ratios must be, at a minimum:

Total risk-based capital to risk weighted assets	10%
Tier 1 Capital Ratio	6%
Leverage ratio	5%

Lakeland Bancorp

Pro Forma Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)	For the Nine months ended September 30, 2008
	Historical	Adjustments	As Adjusted
Total interest and dividend income (1)	$108,251	$1,770	$110,021
Total interest expense	42,125		42,125

Net interest income	66,126	1,770	67,896
Provision for loan and lease losses	12,698		12,698

Net interest income after provision for loan and lease losses	53,428	1,770	55,198
Noninterest income	13,251		13,251
Noninterest expense	44,675		44,675

Income before provision for income taxes	22,004	1,770	23,774
Provision for income taxes (1)	7,726	619	8,345

Net income	$14,278	$1,151	$15,429

Dividends on preferred stock (2)	—	2,213	2,213
Accretion of discount on preferred stock (3)		317	317

Income available to common shareholders	$14,278	$(1,379)	$12,899

Basic Earnings per Share	$0.61	$(0.06)	$0.55
Diluted Earnings per share	$0.61	$(0.06)	$0.55

Weighted average shares outstanding (4):
Basic	23,423	—	23,423
Diluted	23,518	—	23,518

(1)	Pro forma amounts assume our sale of 59,000 Senior Preferred Shares at a price of $1,000 per share and our investment of the proceeds in investment securities at an estimated annual rate of 4%. Taxes have been computed at a 35% combined federal and state rate.
(2)	Consists of dividends payable on the Senior Preferred Shares at an annual rate of 5%.
(3)	The discount is based on the value that is allocated to the Warrants upon issuance. Accretion of the discount on the Senior Preferred Shares is expected to be over a five-year period using an effective yield method (approximately 6% over a five year term, which is the expected life of the Senior Preferred Shares upon issuance). The estimated accretion is based on a number of assumptions which are subject to change.
(4)	As discussed under “Terms of the Capital Purchase Program” we would issue Warrants to the Treasury to purchase common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the approval date. This pro forma assumes the Warrants would give the Treasury the option to purchase 949,570 shares of common stock. The pro forma adjustment shows no increase in diluted shares outstanding assuming the Warrants had been issued on January 1, 2008 at a strike price of 9.32 (based on the average trailing 20 day average share price preceding December 11, 2008) and remained outstanding for the entire period presented. Warrants are anti-dilutive in the pro forma because the exercise price of the Warrants exceeded the historical average stock price for the common stock. The Warrants could be dilutive in the future. The treasury stock method was utilized to determine dilution of the Warrants for the period presented.

Lakeland Bancorp

Pro Forma Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)	For the Year Ended December 31, 2007
	Historical	Adjustments	As Adjusted
Total interest and dividend income (1)	136,378	2,360	138,738
Total interest expense	64,650		64,650

Net interest income	71,728	2,360	74,088
Provision for loan and lease losses	5,976		5,976

Net interest income after provision for loan and lease losses	65,752	2,360	68,112
Noninterest income	18,627		18,627
Noninterest expense	58,190		58,190

Income before provision for income taxes	26,189	2,360	28,549
Provision for income taxes (1)	8,201	826	9,027

Net income	17,988	1,534	19,522

Dividends on preferred stock (2)	—	2,950	2,950
Accretion of discount on preferred stock (3)		422	422

Income available to common shareholders	17,988	(1,838)	16,150

Basic Earnings per Share	$0.78	$(0.08)	$0.70
Diluted Earnings per share	$0.77	$(0.08)	$0.69

Weighted average shares outstanding (4):
Basic	23,187	—	23,187
Diluted	23,285	—	23,285

(1)	Pro forma amounts assume our sale of 59,000 Senior Preferred Shares at a price of $1,000 per share and our investment of the proceeds in investment securities at an estimated annual rate of 4%. Taxes have been computed at a 35% combined federal and state rate.
(2)	Consists of dividends payable on the Senior Preferred Shares at an annual rate of 5%.
(3)	The discount is based on the value that is allocated to the Warrants upon issuance. Accretion of the discount on the Senior Preferred Shares is expected to be over a five-year period using an effective yield method (approximately 6% over a five year term, which is the expected life of the Senior Preferred Shares upon issuance). The estimated accretion is based on a number of assumptions which are subject to change.
(4)	As discussed under “Terms of the Capital Purchase Program” we would issue Warrants to the Treasury to purchase common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the approval date. This pro forma assumes the Warrants would give the Treasury the option to purchase 949,570 shares of common stock. The pro forma adjustment shows no increase in diluted shares outstanding assuming the Warrants had been issued on January 1, 2008 at a strike price of 9.32 (based on the average trailing 20 day average share price preceding December 11, 2008) and remained outstanding for the entire period presented. Warrants are anti-dilutive in the pro forma because the exercise price of the Warrants exceeded the historical average stock price for the common stock. The Warrants could be dilutive in the future. The treasury stock method was utilized to determine dilution of the Warrants for the period presented.

Potential Anti-Takeover Effect of Preferred Shares

The proposed amendment to Section 3 of the Company’s Restated Certificate of Incorporation could have certain anti-takeover effects with respect to the Company. Specifically, the authorized preferred shares not issued in the Capital Purchase Program could be issued so as to make it more difficult for a third party to acquire a majority of the Company’s outstanding voting stock or otherwise effect a change of control. The Board of Directors does not intend to issue any preferred shares for any defensive or anti-takeover purpose or with features intended specifically to make any attempted acquisition of the Company more difficult. Instead, the Board of Directors intends to issue preferred shares for the immediate purpose of obtaining capital under the Capital Purchase Program, which shall be used primarily for commercial and consumer lending and for other corporate purposes. The issuance of preferred shares in connection with these purposes could nonetheless have the effect of making an acquisition of the Company more difficult.

Certain provisions in the Company’s existing Restated Certificate of Incorporation and By-laws, such as those providing that the Board of Directors is divided into three classes serving staggered three year terms and that shareholders cannot remove directors without cause, the Company’s Shareholder Protection Rights Plan and applicable New Jersey corporate law, may have the effect of discouraging a change of control of the Company even if such a transaction is favored by some of our shareholders and could result in shareholders receiving a substantial premium over the current market price of our shares. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of our corporation. These provisions may also tend to perpetuate present management and make it difficult for shareholders owning less than a majority of the shares to be able to elect even a single director.

Effect of the Preferred Stock Upon Holders of Common Stock

Other than with respect to the Senior Preferred Shares issued pursuant to the Capital Purchase Program, following approval of the proposed amendment to the Restated Certificate of Incorporation, the Board of Directors will have substantial discretion to establish, among other things, the number of shares constituting a series of preferred stock, dividend rights, voting rights, conversion or exchange privileges, redemption features, sinking fund provisions, and rights in the event of a voluntary or involuntary liquidation or dissolution. The actual effect of such future issuance of any shares of preferred stock upon the rights of holders of the common stock cannot be stated until the Board of Directors determines the specific rights of the holders of such preferred stock.

In addition to the restrictions that will apply with respect to the Senior Preferred Shares, the effects of the issuance of other series of preferred stock upon holders of our common stock might include, among other things:

•	restricting our ability to declare dividends or the amount of such dividends on the common stock;

•	restricting our ability to repurchase outstanding common stock;

•	diluting the voting power of the common stock; and

•	a change in the market price of the common stock, or impairing the liquidation rights of the common stock, without further action by the shareholders.

Required Vote

Assuming the existence of a quorum, the proposal to approve the proposed amendment to the Company’s Restated Certificate of Incorporation will require the affirmative vote of a majority of the votes cast at the meeting by shareholders represented and entitled to vote at the meeting. If the proposal is adopted, it will become effective upon the filing of the amendment with the State of New Jersey, which the Company intends to effect promptly after completion of the meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO AUTHORIZE THE COMPANY TO ISSUE UP TO 1,000,000 SHARES OF PREFERRED STOCK.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the shares of common stock beneficially owned as of December 1, 2008, by each current director and executive officer of the Company, and by the current directors and executive officers as a group. No person is known to beneficially own more than 5% of the common stock. Unless otherwise indicated, each of the named shareholders possesses sole voting and investment power with respect to the shares beneficially owned. Shares covered by stock options are included in the table below only to the extent that such options may be exercised by February 1, 2009.

Name	Number of Shares	Percent of Class
Directors:
Bruce D. Bohuny (a)	68,126	0.3%
Roger Bosma (b)	110,279	0.5%
Mary Ann Deacon (c)	244,553	1.0%
John W. Fredericks (d)	618,084	2.6%
Mark J. Fredericks (e)	421,251	1.8%
George H. Guptill, Jr. (f)	705,633	3.0%
Janeth Hendershot (g)	78,515	0.3%
Robert McCracken (h)	106,212	0.4%
Robert B. Nicholson III (i)	53,794	0.2%
Joseph P. O’Dowd (j)	51,848	0.2%
Thomas J. Shara (k)	81,245	0.3%
Stephen R. Tilton, Sr. (l)	689,187	2.9%
Paul Viall, Jr. (m)	104,995	0.4%
Arthur L. Zande (n)	63,190	0.3%

Executive Officers:
Jeffrey Buonforte (o)	91,164	0.4%
Joseph F. Hurley (p)	75,009	0.3%
Louis E. Luddecke (q)	101,114	0.4%
Timothy Matteson (r)	3,000	0.0%
James Noonan (s)	37,514	0.2%
Robert A. Vandenbergh (t)	121,109	0.5%
David Yanagisawa (u)	9,000	0.0%

All directors and executive officers as a group(21 persons) (v)	3,834,823	15.8%

Included in the amounts beneficially owned listed in the table, the directors and executive officers of the Company held the following interests:

(a)	Includes 32,750 shares held by the Bohuny Family LLC of which Mr. Bohuny is a member; 292 shares held by Mr. Bohuny’s wife; 1,232 shares held by Mr. Bohuny as custodian for his children; and 10,500 shares issuable upon the exercise of stock options.

(b)	Includes 7,172 shares held jointly by Mr. Bosma and his wife; and 5,000 shares issuable upon the exercise of stock options.
(c)	Includes 100,609 shares held in the name of the Mary Ann Deacon Limited Partnership; 10,827 shares held in the name of Mary Ann Deacon’s husband; 80,666 shares held in the name of the Philip Deacon Limited Partnership.
(d)	Includes 172,080 shares owned by Mr. Fredericks’ wife; and 145,101 shares held in the name of Edward J. Fredericks and John W. Fredericks Trustees U/W Wilbur Fredericks Trust.
(e)	Includes 39,772 shares owned by Mr. Fredericks’ wife; 135,980 shares held by Mark J. Fredericks as custodian for his children; 30,918 shares held by the Keil Oil Employee Profit Sharing Plan; 54,385 shares held by Mark J. Fredericks as Trustee for the Fredericks Fuel and Heating Service Profit Sharing Plan; 20,315 shares held by Fredericks Fuel and Heating Service of which Mark Fredericks is President; and 23,942 shares issuable upon the exercise of stock options.
(f)	Includes 623,549 shares held in the name of the Franklin Mutual Insurance Co., of which Mr. Guptill is Chairman. Mr. Guptill does not have the power to vote or dispose of the shares held by the Franklin Mutual Insurance Co.
(g)	Includes 36,754 shares issuable upon the exercise of stock options.
(h)	Includes 31 shares owned jointly by Mr. McCracken and his wife; 1,829 shares held as custodian for his children; 61,243 shares held by REM, LLC of which Mr. McCracken is sole managing member; and 31,940 shares issuable upon the exercise of stock options
(i)	Includes 28,940 shares issuable upon the exercise of stock options.
(j)	Includes 22,834 shares owned jointly by Mr. O’Dowd and his wife; and 27,827 shares issuable upon the exercise of stock options.
(k)	Includes 20,667 shares owned jointly by Mr. Shara and his wife; 578 shares held by a family partnership of which Mr. Shara and his wife are general partners; and 60,000 shares subject to restricted stock awards that have not yet vested. These shares vest in 25% annual increments beginning on December 1, 2009. All of these shares may be voted, unless forfeited.
(l)	Includes 7,838 shares held by Mr. Tilton’s wife; 3,037 shares held by Chaumont Holdings, Inc. of which Mr. Tilton is Chairman and Chief Executive Officer; 34,583 shares held by the Tilton Securities LLC Profit Sharing Plan of which Mr. Tilton is the beneficiary; and 33,502 shares issuable upon the exercise of stock options.
(m)	Includes 57,823 shares owned jointly by Mr. Viall and his wife; 10,419 shares held by Ridgecrest Holdings LLC of which Mr. Viall is President; and 36,754 shares issuable upon the exercise of stock options.
(n)	Includes 3,095 shares held by Mr. Zande’s wife; and 31,907 shares issuable upon the exercise of stock options.
(o)	Includes 7,805 shares held jointly by Mr. Buonforte and his wife; and 72,495 shares issuable upon the exercise of stock options. Also includes 4,469 shares subject to restricted stock awards that have not yet vested. These shares vest in four equal annual installments beginning one year after the grant date. All of these shares may be voted, unless forfeited.
(p)	Includes 67,034 shares issuable upon the exercise of stock options. Also includes 4,469 shares subject to restricted stock awards that have not yet vested. These shares vest in four equal annual installments beginning one year after the grant date. All of these shares may be voted, unless forfeited.

(q)	Includes six shares held by Mr. Luddecke’s wife; and 64,637 shares issuable upon the exercise of stock options. Also includes 4,469 shares subject to restricted stock awards that have not yet vested. These shares vest in four equal annual installments beginning one year after the grant date. All of these shares may be voted, unless forfeited
(r)	Includes 3,000 shares subject to restricted stock awards that have not vested. 1,500 of these shares vest in 25% annual increments beginning on December 12, 2009 and 1,500 shares will vest on December 12, 2013. All of these shares may be voted, unless forfeited.
(s)	Includes 28,389 shares issuable upon the exercise of stock options. Also includes 4,469 shares subject to restricted stock awards that have not yet vested. These shares vest in four equal annual installments beginning one year after the grant date. All of these shares may be voted, unless forfeited.
(t)	Includes 6,238 shares held jointly by Mr. Vandenbergh and his wife; 14,492 shares which have been allocated to Mr. Vandenbergh in the ESOP; and 79,530 shares issuable upon the exercise of stock options. Also includes 5,969 shares subject to restricted stock awards that have not yet vested. These shares vest in four equal annual installments beginning one year after the grant date. All of these shares may be voted, unless forfeited.
(u)	Includes 9,000 shares subject to restricted stock awards that have not vested. 4,500 of these shares vest in 25% annual increments beginning on November 24, 2009 and 4,500 shares will vest on November 24, 2013. All of these shares may be voted, unless forfeited.
(v)	Includes an aggregate of 579,151 shares issuable upon the exercise of stock options; and 14,492 shares which have been allocated under the ESOP.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission’s rules allow us to “incorporate by reference” into this proxy statement the information we file with the SEC. This means that we can disclose important information to you by referring you to another document without restating that information in this document. Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date we file that document. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference in this proxy statement.

We incorporate by reference the following documents and other information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not “filed” in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008, and September 30, 2008;

•

our Current Reports on Form 8-K filed with the SEC on March 26, 2008, April 7, 2008, April 17, 2008 (other than the items that were “furnished” in accordance with the SEC’s regulations), May 28, 2008, July 17, 2008 (other than the items that were “furnished” in accordance with the SEC’s regulations), October 2, 2008, October 23, 2008 (other than the items that were “furnished” in accordance with the SEC’s regulations), November 4, 2008 and December 16, 2008;

•	the description of our common stock contained in Amendment No. 1 to our Registration Statement on Form S-4 (No. 333-111637) filed with the SEC on January 27, 2004; and

•

all documents filed by us subsequent to the date hereof pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the date of our special meeting and any adjournment or postponement thereof.

We will provide without charge to each person, including any beneficial owner, to whom this proxy statement is delivered, upon his or her written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this proxy statement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by contacting Harry Cooper, Vice President, at our executive offices located at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438, or by telephone at 973-697-2000.

We also maintain an Internet site at www.lakelandbank.com. The information found on, or otherwise accessible through, our website is not incorporated by reference into, and is not otherwise a part of, this proxy statement or any other document that we file with or furnish to the SEC.

SHAREHOLDER PROPOSALS

As disclosed in the Company’s definitive proxy materials pertaining to its May 14, 2008 annual meeting, if a Lakeland shareholder intends to present a proposal at Lakeland’s 2009 annual meeting of shareholders, the proposal must have been received by Lakeland at its principal executive offices not later than December 15, 2008 in order for that proposal to be included in the proxy statement and form of proxy relating to that meeting, and must be received by February 28, 2009 in order for the proposal to be considered at Lakeland’s 2009 annual meeting of shareholders (but not included in the proxy statement or form of proxy for such meeting). Any shareholder proposal which is received after those dates or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC will neither be included in the proxy statement or form of proxy, nor be considered at the meeting. For a description of procedures for nominations to be submitted by shareholders, see “Nominating and Corporate Governance Committee Matters” in the Company’s definitive proxy materials pertaining to its May 14, 2008 annual meeting.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the meeting other than those matters described above in this proxy statement. However, if any other matters should properly come before the meeting, it is intended that proxies submitted pursuant to the procedures described in this proxy statement will be voted in accordance with the judgment of the person or persons voting the proxies.

By Order of the Board of Directors

George H. Guptill, Jr.
Secretary

Oak Ridge, New Jersey

December     , 2008

Exhibit A

Proposed Amendment

to

Restated Certificate of Incorporation

of

Lakeland Bancorp, Inc.

Section 3 shall be amended and restated in its entirety as follows:

3. Capitalization. The total authorized capital stock of the Corporation shall be 41,000,000 shares, consisting of:

1. 1,000,000 shares of preferred stock, no par value (“Preferred Stock”); and

2. 40,000,000 shares of common stock, no par value (“Common Stock”).

The Board of Directors is authorized to issue the Preferred Stock from time to time in one or more classes or series, each such class or series to have voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors and stated and expressed in a resolution or resolutions thereof providing for the issuance of such Preferred Stock. Shares of the authorized capital stock may be issued from time to time for such consideration as may be fixed from time to time by the Board of Directors. Subject to the powers, preferences and rights of any Preferred Stock, including any class or series thereof, having preferences or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. In furtherance of the immediately preceding sentence:

1. General. All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges. The voting, dividend, liquidation and other rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock, if any.

2. Voting. The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders, except as otherwise required by law. Except as provided by law or this Certificate of Incorporation, holders of Common Stock shall vote together with the holders of Preferred Stock as a single class on all matters. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in its sole discretion, subject to provisions of law, the provisions of this Certificate of Incorporation, and the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

Exh. A-1

4. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, subject to the rights and preferences, if any, of any holders of shares of Preferred Stock authorized and issued hereunder, to share, ratably in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

Exh. A-2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John W. Fredericks and Thomas J. Shara, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all shares of Common Stock of Lakeland Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company, to be held at Perona Farms, 350 Andover Sparta Road, Andover, New Jersey 07821, on January 27, 2009, at 5 p.m., and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

Vote On Proposals

1. TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO AUTHORIZE UP TO 1,000,000 SHARES OF PREFERRED STOCK: (The Board of Directors recommend a vote “FOR” this proposal)

FOR	AGAINST	ABSTAIN
☐	☐	☐

2. To transact such other business as may properly come before the meeting and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. (IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1 )

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership or limited liability company, then please sign in the entity name by authorized person.

Please mark here if you plan to attend the meeting.  ☐

Signature

Dated:             , 200

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 p.m. the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-PROXIES

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided